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                                                                   Exhibit 10.10

                                                                  Execution Copy

          Confidential Materials omitted and filed separately with the Securities and Commission. Asterisks denote omissions.

                                LICENSE AGREEMENT

         This License Agreement (the "Agreement") is made as of this 18th day of December, 2003 between Abbott Laboratories, a corporation organized under the laws of the State of Illinois, USA, with its principal office at 100 Abbott Park Road, Abbott Park, Illinois 60064 ("Abbott") and Critical Therapeutics, Inc., a corporation organized under the laws of the State of Delaware, USA, with its principal office at 675 Massachusetts Avenue, 14th Floor, Cambridge, Massachusetts 02139 ("CTI").

                                  INTRODUCTION

         1. Abbott holds the Patents and Know How related to the Product in the Field (all as hereinafter defined);

         2. CTI wishes to obtain, and Abbott wishes to grant to CTI, an exclusive license under the Patents and Know How related to the Product in the Field in order to permit CTI to pursue the marketing, distribution, sale and commercialization of the Product (as hereinafter defined) in the Field; and

         3. CTI wishes to obtain, and Abbott wishes to grant to CTI, certain rights under Abbott's agreement with Jagotec AG.

         NOW THEREFORE, in consideration of the mutual obligations and promises as set forth herein, the parties do hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

         1.1      "Acusphere" shall mean Acusphere, Inc.

         1.2 "Affiliate" shall mean any corporation, company, partnership, joint venture and/or other entity which controls, is controlled by, or is under common control of either Party hereto, except for TAP Pharmaceutical Products, Inc. and its subsidiaries. For purposes of this definition, control shall mean direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors (but only as long as such ownership exists).

         1.3 "Commercially Reasonable Efforts" shall mean with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the development or commercialization of a Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by a mid-size biotechnology company for a similar pharmaceutical product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product including the royalties payable

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to licensors of patent or other intellectual property rights, alternative products and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market and Indication-by-Indication basis for a particular Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

         1.4      "Compound" shall mean Zileuton.

         1.5 "Confidential Information" shall mean any information data or business plans relating to the Compound, Product, Patents and/or the know-how which a Party discloses to the other Party, including, without limitation, the parties to and terms of this Agreement, information protected by that certain Option Agreement dated May 22, 2003 between Abbott and CTI, that certain Bilateral Confidentiality Disclosure Agreement dated March 5, 2003 between Abbott and CTI and that certain Bilateral Confidentiality Disclosure Agreement dated August 27, 2002 between Abbott and CTI's agent, Pleiades Consultation Inc., an Arizona corporation, except any portion thereof which:

                  (i) is known to the receiving Party at the time of disclosure and documented by written records;

                  (ii) is disclosed to the receiving Party by a Third Party that has a right to make such disclosure;

                  (iii) becomes patented, published or otherwise part of the public domain as a result of acts by a Third Party; or

                  (iv) is independently developed by or for the receiving Party as evidenced by its written records.

         1.6 "Effective Date" shall mean the date of this Agreement set forth in the opening paragraph hereof.

         1.7 "Excluded Pediatrics" shall mean research, diagnostics, therapeutics, and services relating to humans aged seven (7) years and under for intravenous and buccal administration of the Compound.

         1.8 "Excluded Product" shall mean the finished form of the Compound currently marketed under the trade name of Zyflo.

         1.9      "FDA" shall mean the United States Food and Drug
Administration.

         1.10 "Field" shall mean research, diagnostics, therapeutics, and services for all human medical conditions or diseases, except for research, diagnostics, therapeutics, and services related to the following: (i) Excluded Pediatrics, (ii) cardiovascular and vascular devices, including, without limitation, stents, and (iii) Excluded Product.

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         1.11     "First Commercial Sale" shall mean the first sale of Product in a country within the Territory by CTI, its Affiliate or sublicensee to any Third Party after receipt of Regulatory Approval for the applicable country.

         1.12 "IND" shall mean any Investigational New Drug Application filed with the FDA for marketing approval for a drug pursuant to the Federal Drug and Cosmetic Act (21 U.S.C. Section 321, et seq.) and the regulations promulgated thereunder, including any amendments or supplements thereto.

         1.13 "Indication" shall mean a distinct disease or condition in the Field for which Regulatory Approval has been sought and/or obtained, including, without limitation, all forms of the following diseases or conditions: asthma, chronic obstructive pulmonary disease, and emphysema.

         1.14 "Know How" shall mean any proprietary technology (other than the Patents) owned by or licensed (with a right of sublicense) to Abbott as of the Effective Date or at any time during the Term relating to the use of the Product in the Field.

         1.15 "License Agreement" shall mean that certain License Agreement dated October 3, 1996 between Abbott and Jagotec AG, a Swiss corporation (nka Skye Pharma) regarding certain patents, know how and manufacturing rights regarding the controlled release formulation of the Compound.

         1.16 "License Fee" shall mean a fee of One Million Five Hundred Thousand United States Dollars ($1,500,000).

         1.17 "NDA" shall mean a New Drug Application, and all supplements and amendments thereto filed with the FDA, for a Product.

         1.18 "Net Sales" means, with respect to a Product, the gross amount invoiced by CTI, its Affiliates and/or its sublicensees on sales or other dispositions of Product to Third Parties or otherwise directly or indirectly paid to or earned by CTI with respect to the sale of Product, less the following deductions:

                  (a) trade, cash and/or quantity discounts not already reflected in the amount invoiced, to the extent included in the gross amount invoiced;

                  (b) allowances and adjustments credited or payable, including credit for spoiled, damaged, outdated, recalled and returned Product, to the extent related to the gross amount invoiced and substantiated by reasonable documentation;

                  (c) freight, distribution, insurance and other transportation charges incurred in shipping a Product to Third Parties, to the extent identified as such in the invoice to the Third Party, to the extent included in the gross amount invoiced;

                  (d) amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, refunds, rebates, retroactive price reductions or billing errors; and

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                  (e)      all tariffs, duties, excises, sales taxes or other
taxes (including VAT) and custom duties imposed upon Products, in each case to the extent invoiced to customers or otherwise included within gross amounts invoiced; and

                  (f)      price reductions imposed by government authorities.

         Such amounts shall be determined from the books and records of CTI, its Affiliates and/or its sublicensees, maintained in accordance with United States generally accepted accounting principles, consistently applied. In the case of any sale of Products for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received. In the event the Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other products(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product. In such event, CTI shall in good faith make a determination of the respective fair market values of the Product and all other pharmaceutical products included in the Combination Product, and shall notify Abbott of such determination and provide Abbott with sufficient data to support such determination. Abbott shall have the right to review such determination and supporting data, and to notify CTI if it disagrees with such determination. If Abbott does not agree with such determination and if the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be referred to dispute resolution pursuant to Section 13.8. As used above, the term "Combination Product" means any pharmaceutical product that consists of a Product and other active compounds and/or active ingredients.

         1.19 "Party" shall mean Abbott or CTI, as appropriate in the context, and "Parties" shall mean Abbott and CTI, collectively.

         1.20 "Patents" shall mean (i) those patents and patent applications identified on Schedule 1, that are owned or licensed (with a right to sublicense) to Abbott as of the Effective Date and relate to the Product in the Field; (ii) any and all patents, including foreign equivalents, which may issue from said applications; and (iii) any and all substitutions, extensions, additions, reissues, re-examinations, renewals, divisions, continuations, continuations-in-part or supplementary protection certificates derived from (i).

         1.21 "Product" shall mean any pharmaceutical product which incorporates the Compound, including without limitation Zileuton CR and Zileuton IV, but excluding the Excluded Product, for use in the Field, and (a) use of which by CTI, an Affiliate or sublicensee

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of CTI would be an infringement of a Valid Claim (as hereinafter defined) of the
Patents but for the grant of the license from Abbott to CTI, or (b) embodies Know-How.

         1.22 "Regulatory Approval" shall mean the approval to sell Product granted by any Regulatory Authority (as defined below) with authority or jurisdiction over the testing, manufacture, use, storage, import, transport, promotion, marketing and sale of a diagnostic, research, therapeutic or service product in a country.

         1.23 "Regulatory Authority" shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity, including, but not limited to, the FDA.

         1.24 "Research Agreement" shall mean that certain Research Agreement dated May 14, 2003 between Acusphere and Abbott regarding use of Acusphere's drug delivery system with certain of Abbott's Know How regarding the Compound.

         1.25 "Skye Pharma" shall mean the name to which Jagotec AG, a Swiss corporation, is currently referred.

         1.26 "Term" shall have the meaning set forth in Section 12.1 hereof.

         1.27     "Territory" shall mean the entire world.

         1.28 "Third Party" shall mean any entity other than Abbott and its Affiliates or CTI and its Affiliates.

         1.29 "Valid Claim" shall mean a claim of an issued and unexpired patent whose enforceability has not been effected by any of the following: (i) irretrievable lapse, revocation, or abandonment, (ii) unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or un-appealed within the time allowed for appeal, and/or (iii) disclaimer or admission of invalidity or unenforceability through reissue, re-examination, opposition, nullity action or invalidation suit response, disclaimer or otherwise.

         1.30 "Zileuton CR" shall mean the controlled release formulation of the Compound, which is being investigated by CTI.

         1.31 "Zileuton IV" shall mean the intravenous formulation of the Compound, which is being investigated by CTI.

         1.32 "Zyflo" shall mean the immediate release formulation of the Compound for which Abbott has obtained FDA approval and is exemplified by the product that is currently marketed within the United States by the trade name Zyflo.

2.       LICENSE GRANTS.

         2.1      Exclusive License. Subject to Section 12.4,

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                  (i)      Abbott hereby grants to CTI and its Affiliates an
                           exclusive license under the Patents and Know How to develop, have developed, make, have made, use, have used, import, have imported, offer to sell, sell, and have sold the Product in the Territory.

                  (ii) Abbott hereby grants to CTI and its Affiliates, subject to Skye Pharma's written consent, an exclusive sublicense under Abbott's rights to Patents and Know How pursuant to the License Agreement to develop, have developed, make, have made, use, have used, import, have imported, offer to sell, sell, and have sold Zileuton CR in the Field in the Territory. CTI acknowledges and agrees that CTI is responsible to Skye Pharma for any and all payments due Skye Pharma or its affiliates under the License Agreement both by Abbott and CTI. CTI shall indemnify, defend and hold harmless Abbott from any and all liability relating to either CTI's or Abbott's obligations to Skye Pharma under the License Agreement or in regard to Zileuton CR, except to the extent such liability arises out of Abbott's gross negligence or willful misconduct.

         2.2 Right to Sublicense. CTI shall have the right to grant sub-licenses to the rights granted under Section 2.1, subject to Section 2.4 below and any consent requirements that Skye Pharma retains regarding the rights granted in Section 2.1 (ii). In the event that CTI grants a sublicense, CTI shall notify Abbott of each such sublicense without unreasonable delay following any such grant of sublicense. CTI shall remain fully responsible for the compliance by such sub-licensees with the terms and conditions of this Agreement as if such sub-licensees were CTI hereunder.

         2.3 Right to Appoint Distributors. Notwithstanding the restrictions under section 2.4 below, CTI shall have the right, at all times, to appoint distributors in the Territory for the sale of the Product. CTI shall ensure that its distributors act fully in compliance with the terms and conditions of this Agreement.

         2.4 Co-Commercialization Right of First Negotiation. In the event that CTI decides to sublicense its rights under Section 2.1 in all or part of the Territory, CTI shall first provide written notice to Abbott of such decision, including the terms which CTI intends to propose to potential Third Party sublicensee (a "co-commercialization opportunity"). Abbott shall have the right to enter into good faith negotiations relating to such co-commercialization opportunity for the Product by providing written notice to CTI within forty five (45) days after receipt of CTI' s notice. If Abbott provides such notice to CTI within such forty five (45) day period then the Parties shall negotiate in good faith relating to such co-commercialization opportunity for a period of seventy five (75) days, or such shorter or longer period as is mutually agreed to by the Parties. If Abbott does not provide notice to CTI within such initial forty five (45) day period or indicates it is not interested in such co-commercialization opportunity, then CTI shall be free to enter into an arrangement with a Third Party on such terms as CTI and such Third Party may agree upon. If Abbott exercises its right of first negotiation and the Parties are unable to reach mutual agreement as to Abbott's participation in such co-commercialization opportunity within such seventy five
(75) day period, then CTI shall be free to enter into an arrangement with a Third Party on terms (financial and non-financial) that are not materially more favorable to such

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Third Party, taken as a whole, than the terms (financial and non-financial) last discussed with Abbott. Notwithstanding the foregoing, in the event that the Parties have not been able to agree to the terms of such co-commercialization opportunity by the last day of such seventy five (75) day period, the Parties shall consider, in good faith, extending such seventy five (75) day period for up to thirty (30) days, provided, that the Parties have been diligently pursuing a final agreement on the terms of the co-commercialization opportunity.

         2.5 Covenant Not to Sue. In the event the making, having made, use, offer for sale, sale or import by CTI, its Affiliates, sublicensees or distributors of Product, as formulated as of the Effective Date, would infringe during the term of this Agreement a claim of issued letters patent which is owned by or licensed to Abbott and which patent is not covered by the grant in
Section 2.1, Abbott hereby covenants not to sue CTI under such issued letters patent solely for CTI to develop, make, have made, use, sell, offer for sale or import Product in the Territory and in the Field.

         2.6 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

3.       TECHNOLOGY TRANSFER.

         3.1 Completion of Technology Transfer. Subject to Section 6, Abbott will use Commercially Reasonable Efforts to transfer knowledge of its present technology as identified on Schedule 2 for the manufacture and validation of Product, including Abbott's active pharmaceutical ingredient process ("API Process") and the controlled release formulation ("CR Formulation") data, to CTI (or a CTI designee) to allow CTI to further develop and manufacture Product. CTI will reimburse Abbott for its actual costs and expenses in this technology transfer.

         3.2 Third Party Manufacturers. Abbott shall use Commercially Reasonable Efforts, by telephone, correspondence or other appropriate means as agreed by the Parties, to assist CTI in obtaining the right to work with Acusphere and the exclusive right to use Acusphere's patents and know how related to the delivery system for Zileuton IV in the Field in the Territory. In the event that CTI obtains such rights, CTI acknowledges and agrees that CTI will be responsible to Acusphere for any and all payments due Acusphere or its affiliates under the Research Agreement both by Abbott and CTI. CTI shall indemnify, defend and hold harmless Abbott from any and all liability relating to either CTI's or Abbott's obligations to Acusphere under the Research Agreement or in regard to Zileuton IV, except to the extent such liability arises out of Abbott's gross negligence or willful misconduct.

         3.3 Supply of Bulk Drug. CTI agrees to supply Abbott at no cost to Abbott with up to 500 kilograms, per calendar year during the Term, of bulk active pharmaceutical ingredient substance required for Abbott's research and development activities related to Excluded Pediatrics. If Abbott requires more than 500 kilograms of bulk active pharmaceutical ingredient substance for Abbott's research and development activities related to Excluded Pediatrics in any given year during the Term, CTI shall supply Abbott with Abbott's requirements for bulk drug

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substance at CTI's cost (which cost shall only include CTI's cost of direct materials; direct labor; manufacturing overhead; and a reasonable allocation of general and administrative expenses and facilities expenses), such amount to be verified in writing to Abbott's reasonable satisfaction. CTI shall supply Abbott with Abbott's commercial requirements for bulk drug substance at CTI's cost (as defined in this Section 3.3), such amount to be verified in writing to Abbott's reasonable satisfaction.

4.       ACCESS TO IND AND NDA; FDA; SAFETY.

         4.1 During the Term, Abbott shall permit CTI (at CTI's expense) to have access to Abbott's clinical filings with the FDA and any applicable foreign regulatory authorities for Zileuton CR, as available, and copies of all associated documents (subject to reimbursement for actual costs to Abbott including, but not limited to accessing, copying, and shipping documents, and any personnel or operational costs incurred by Abbott in support of CTI during the Term) for the purposes of CTI obtaining regulatory approval of Product. Abbott shall provide CTI with a letter of cross reference to Abbott's applicable IND and NDA files.

         4.2 CTI shall comply with all present and future laws, including, without limitation, the Federal Food, Drug and Cosmetic Act, rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, rules of common law, and any judicial interpretations thereof, extraordinary as well as ordinary, of all governmental authorities, including, without limitation, the FDA. Furthermore, each Party acknowledges and understands that it has no authority to represent the other Party in any way before the FDA and as such each Party will not make any representations or commitments in the other Party's name with the FDA.

         4.3 Each Party warrants that it shall advise the other of any serious adverse events relating in any way to the Compound or the Product as and when such serious adverse events are reported or reportable by it to the Regulatory Authorities. In addition, within ninety (90) days after the date of this Agreement, the Parties shall use good faith efforts to enter into an agreement to initiate a process for the exchange of adverse event safety data in a mutually agreed format, including but not limited to, postmarketing spontaneous reports received by a Party or its Affiliates in order to monitor the safety of the Compound or the Product and to meet reporting requirements with any applicable Regulatory Authority.

5.       PRODUCT DEVELOPMENT AND COMMERCIALIZATION.

         5.1 Development. CTI shall be solely responsible for development and registration of Product, and shall use Commercially Reasonable Efforts to obtain Regulatory Approval for Product in at least one Indication in the United States.

         5.2 Commercialization. Upon obtaining Regulatory Approval for Product in any country in the Territory, CTI shall use Commercially Reasonable Efforts to market and sell such Product in such country.

         5.3 Excuse for Non-Performance. The obligations of CTI with respect to any Product Indication or formulation under this Article 5 are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of such Product

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Indication or formulation, and the obligation of CTI to develop or market such
Product Indication or formulation shall be delayed or suspended so long as such condition or event exists.

6.       FINANCIAL PROVISIONS.

         6.1 License Fee. In consideration of the exclusive licenses granted hereunder, CTI shall pay to Abbott a lump sum payment of the License Fee on the Effective Date.

         6.2 Milestones. CTI shall make the following payments to Abbott within thirty (30) days after the achievement of the indicated milestones:

(i)         [**]                  $[**]
(ii)        [**]                  $[**]
(iii)       [**]                  $[**]
(iv)        [**]                  $[**]
(v)         [**]                  $[**]
(vi)        [**]                  $[**]
(vii)       [**]                  $[**]
(viii)      [**].                 $[**]

         6.3 Royalties. CTI shall pay to Abbott royalties on Net Sales of Product at the rates set forth below:

(i)         [**]% of total annual Net Sales of Product of      $[**] - $[**]
(ii)        [**]% of total annual Net Sales of Product of      $[**] - $[**]
(iii)       [**]% of total annual Net Sales of Product of      $[**] - $[**]
(iv)        [**]% of total annual Net Sales of Product of      $[**] - $[**]
(v)         [**]% of total annual Net Sales of Product of      > $[**]

Royalties shall be based on the total annual Net Sales of Product in all countries during a particular calendar year for which a royalty is due. By way of example, if Net Sales in a calendar year equaled $[**], royalties would be calculated as follows: (i) [**]% of the first $[**]($[**]), (ii) [**]% of the next $[**] ($[**]), (iii) [**]% of the next $[**] ($[**]), and (iv) [**]% of the final $[**] ($[**]), for a total of $[**].

         6.4 Term of Royalty Payments. Royalties shall be paid on a country-by-country basis for a period often (10) years from First Commercial Sale of Product in each such country.

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         6.5      Payments to Third Parties. Any obligations due to Skye Pharma
(Jago) and any other Third Parties for the CR Formulation will be the responsibility of CTI.

         6.6 Royalties Payable Only Once. The obligation to pay royalties is imposed only once with respect to the same unit of a Product.

         6.7 Sales to Affiliates and Sublicensees. Sales of Products between CTI and its Affiliates or permitted sublicensees, or among such Affiliates and permitted sublicensees, shall not be subject to royalties under this Article 6, but in such cases the royalties shall be calculated on the Net Sales by such Affiliates or sublicensees to a Third Party.

         6.8 Royalty Reports; Royalty Payments. CTI shall deliver to Abbott, within sixty (60) days after the end of each calendar quarter, sufficiently detailed written accountings of Net Sales of Products that are subject to royalty payments due to Abbott or Third Parties, in accordance with this Agreement, including, without limitation, Acusphere and Skye Pharma, for such calendar quarter. Such quarterly reports shall indicate gross sales on a country-by-country basis, the deductions from gross sales used in calculating Net Sales and the resulting calculation of royalties. When CTI delivers such accountings to Abbott, CTI shall also deliver all royalty payments due under
Section 6.3 to Abbott for the calendar quarter. With respect to sales of products invoiced in United States Dollars, the sales and royalties payable shall be expressed in United States Dollars. With respect to sales of products invoiced in a currency other than United States Dollars, such foreign currency amounts shall be converted into United States Dollars at the official average monthly rates used by Abbott Laboratories for conversion of its monthly financial statements - the average B.2.0 rate. The month end B.2.0 rate is determined by taking the numbers from the 9:00 am CST Reuters screen at the second to last business day of each month (with the exception of November, when the rate is taken on the last business day). With the exception of the Euro, British Pound, Australian Dollar and New Zealand Dollar, the ask price is used. For the four (4) aforementioned currencies the bid rate is used. An average monthly rate is determined by taking the calculated average of the prior last business day of the month book rate and the current last business day of the month book rate.

         6.9 Audits by Abbott. CTI shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of the latest three (3) years of sales of Products to which the obligation to pay royalties to Abbott attach hereunder. For the sole purpose of verifying royalties payable to Abbott, Abbott shall have the right annually at Abbott's expense to retain an independent certified public accountant selected by Abbott and reasonably acceptable to CTI, to review such records in the location(s) where such records are maintained by CTI, its Affiliates or its sublicensees upon reasonable notice and during regular business hours and under obligations of confidence. Results of such review shall be made available to both CTI and Abbott. If the review reflects an underpayment of royalties to Abbott, such underpayment shall be promptly remitted to Abbott. If the underpayment is equal to or greater than five percent (5%) of the royalty amount that was otherwise due, CTI shall pay all of the reasonable, out-of-pocket costs of such review. If the review reflects an overpayment of royalties to Abbott, the amount of such overpayment shall be credited against future royalties owed by CTI to Abbott.

         6.10 Tax Withholding. The Parties shall use their best efforts to reduce tax withholding on payments made to Abbott hereunder. Notwithstanding such efforts, if tax

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withholdings under the laws of any country are required with respect to payments to Abbott, CTI shall withhold the required amount and pay it to the appropriate governmental authority. In such a case, CTI will promptly provide Abbott with original receipts or other evidence sufficient to allow Abbott to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

7.       REPRESENTATIONS AND WARRANTIES OF ABBOTT.

         7.1 Abbott represents and warrants that it is duly organized, validly existing and in good standing under the laws of the State of Illinois, that it has full corporate power and authority to enter into this Agreement and to carry out its provisions, and that there are no outstanding agreements, assignments or encumbrances in existence that are inconsistent with the provisions of this Agreement. Abbott further represents and warrants that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

         7.2 To the best of Abbott's knowledge, there are no patent infringement actions, litigation or other proceedings, pending or threatened, by Third Parties which affect or may affect the Patents.

         7.3 The Patents are a complete list of all patents and patent applications that are owned by or licensed (with the right to grant sublicenses) to Abbott and, to the best of Abbott's knowledge, that are necessary and are used for the manufacture, use or sale of the Compound. Abbott has not previously assigned, transferred, licensed, conveyed or otherwise encumbered its right, title and interest in the Patents.

         7.4 To the best of Abbott's knowledge, the manufacture, use and sale of the Compound in the Field in the Territory does not infringe upon any intellectual property rights of any Third Party, and as of the Effective Date there are no pending or threatened claims or litigation relating to the Patents or the manufacture, use or sale of the Compound in the Field in the Territory.

         7.5 As of the Effective Date Abbott has disclosed to CTI, and provided to CTI a copy of, all agreements between Abbott and any Third Parties which are related to the development, registration, manufacture, use, marketing, distribution, importation, sale or commercialization of the Compound in the Field in the Territory.

8.       REPRESENTATIONS AND WARRANTIES OF CTI.

         8.1 CTI represents and warrants that it is duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to conduct business in the Commonwealth of Massachusetts, that it has full corporate power and authority to enter into this Agreement and to carry out its provisions, and that there are no outstanding agreements, assignments or encumbrances in existence that are inconsistent with the provisions of this Agreement. CTI further represents and warrants that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

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9.       CONFIDENTIALITY AND NON-DISCLOSURE.

         9.1 Confidential Information. Neither Party shall use or disclose any Confidential Information received by it pursuant to this Agreement except for the purposes set forth in this Agreement without the prior written consent of the other. CTI shall have the right to disclose Confidential Information to its agent Pleiades Consultation Inc. in accordance with that certain Bilateral Confidentiality Disclosure Agreement dated August 27, 2002 between Abbott and CTI's agent, Pleiades Consultation Inc., an Arizona corporation, as necessary for the exercise by CTI of its rights and obligations under this Agreement. This obligation will continue until seven (7) years following the expiration or termination of this Agreement.

         9.2 Exceptions. Nothing contained in this Article shall be construed to restrict the Parties from disclosing Confidential Information as required in clauses (i) through (iv) below, provided in each case the party requesting to make such disclosure shall timely inform the other party and use all reasonable efforts to limit the disclosure and maintain the confidentiality of such Confidential Information to the extent possible. In addition, the party requesting to make such disclosure shall permit the other party to attempt to limit such disclosure by appropriate legal means:

                  (i) to comply with applicable laws, to defend or prosecute litigation, or to comply with governmental regulations;

                  (ii)     for audit purposes; or

                  (iii)    by Court order or other government order or request;
                           or

                  (iv) to its existing and/or potential collaborators, distributors, sublicenses, investors or lenders, provided that such parties or individuals receive such Confidential Information, (x) on a need to know basis only and (y) after an agreement in writing to hold such Confidential Information under the same or greater standards of confidentiality as provided for in this Agreement.

         9.3 Tax Disclosure. Notwithstanding anything herein to the contrary, each Party (and their employees and agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to each Party relating to such tax treatment and tax structure. The preceding sentence shall be effective immediately upon the commencement of discussions between the Parties (whether such discussions commenced orally, in writing or otherwise) that are related to the terms of this Agreement.

         9.4 SEC Filings. Either Party may disclose the existence and terms of this Agreement to the extent required to comply with applicable laws, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission. Notwithstanding the foregoing, prior to disclosing this Agreement or any of the terms hereof pursuant to this Section 9.4, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or

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any of the terms hereof in accordance with this Section 9.4, such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

10.      INTELLECTUAL PROPERTY.

         10.1 Patents. Abbott shall, during the Term, be responsible for the filing, prosecution and maintenance of the Patents. In the event that Abbott elects to not continue the filing, prosecution or maintenance of any of the Patents, then Abbott shall notify CTI of such election at least sixty (60) days prior to the last available date for action to preserve such Patents. If CTI elects to continue the filing, prosecution or maintenance of any such Patent Right, then CTI may do so at its sole expense; provided, however, that CTI may deduct all out of pocket expenses and reasonable attorney's fees incurred in preserving such Patent Right from the royalties due to Abbott.

         10.2 Notification of Claim. If a Third Party notifies CTI or Abbott, or their respective Affiliates or sublicensees, that any act by CTI, or its Affiliates or sublicensees, utilizing the Patents in the Field allegedly infringes any patent rights of such Third Party, CTI or Abbott shall promptly notify the other in writing.

         10.3     Third Party Infringement.

                  (a) Abbott shall have the first right but not the obligation to take reasonable actions to protect the Patents from infringement in the Field, when, from its own knowledge or upon notice from CTI, Abbott becomes aware of the reasonable probability that such infringement or unauthorized use exists in the Field.

                  (b) Within ninety (90) days of becoming aware of the infringement of the Patents in the Field Abbott shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to protect the Patents in the Field. If Abbott fails to institute such suit or take such action within such ninety (90) day period, then CTI shall have the right at its sole discretion to institute such suit or other appropriate action in the name of either or both Parties. In either such event, each Party shall cooperate with the other Party to the extent reasonably possible, including the joining of suit if necessary or desirable.

                  (c) Each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings undertaken by such Party described in this Section 10.3, including, without limitation, the fees and expenses of that Party's counsel.

                  (d) In the event that either CTI or Abbott takes action pursuant to subsection (b) above, the other Party shall cooperate with the Party so acting to the extent reasonably possible, including the joining of suit if necessary or desirable. Neither Party shall settle or compromise any claim or proceeding relating to Patents without obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld.

                  (e) Any recovery obtained by any Party as a result of any proceeding described in this Section 10.3, by settlement or otherwise, shall be applied in the following order of priority:

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                           (i)      first, to reimburse each Party for all
litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party's respective litigation costs, to the extent the recovery was less than all such litigation costs); and

                           (ii)     second, in the event that the action was
brought by Abbott, then the remainder of the recovery shall be divided equally between the Parties; or

                           (iii)    third, in the event that the action was
brought by CTI, then the remainder of the recovery shall be multiplied by [**] percent ([**]%) and then the product of such multiplication shall be treated as Net Sales of Product in accordance with Section 6.3. After Abbott has been paid its royalty on such Net Sales of Product in accordance with Section 6.3, then CTI shall be entitled to the remainder of the recovery.

         10.4 Claimed Infringement. In the event that a Party becomes aware of any claim that the manufacture, use or sale of the Product by CTI infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action. Each Party shall provide to the other Party copies of any notices it receives from third parties regarding any alleged infringement of Third Party intellectual property rights and/or any declaratory judgment actions. Such notices shall be provided promptly, but in no event after more than fifteen (15) days following receipt thereof.

         10.5 Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Patent Right is invalid or otherwise unenforceable (an "Invalidity Claim"), whether as a defense in an infringement action brought by CTI or Abbott pursuant to Section 10.3 or in an action brought against CTI or Abbott under Section 10.4, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld.

         10.6 Patent Marking. CTI agrees to comply with the patent marking statutes in each country in which Products are sold by CTI, its Affiliates, sublicensees and/or distributors.

11.      INDEMNIFICATION.

         11.1 CTI. CTI agrees to defend Abbott and its Affiliates at its cost and expense, and will indemnify and hold Abbott and its Affiliates and their respective directors, officers, employees and agents (the "Abbott Indemnified Parties") harmless from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any breach by CTI of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury from the development, manufacture, use, sale or other disposition of Product by CTI, its Affiliates and/or sublicensees. In the event of any such claim against the Abbott Indemnified Parties by any Third Party, Abbot shall promptly notify CTI in writing of the claim and CTI shall manage and control, at its sole expense, the defense of the claim and its settlement. The Abbott Indemnified Parties shall cooperate with CTI and may, at their option and expense, be represented in any such action or proceeding. CTI shall not be liable for any litigation costs

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or expenses incurred by the Abbott Indemnified Parties without CTI's prior written authorization. In addition, CTI shall not be responsible for the indemnification of any Abbott Indemnified Party arising from any negligent or intentional acts by such Party, or as the result of any settlement or compromise by the Abbott Indemnified Parties without CTI's prior written consent.

         11.2 Abbott. Abbott agrees to defend CTI and its Affiliates at its cost and expense, and will indemnify and hold CTI and its Affiliates and their respective directors, officers, employees and agents (the "CTI Indemnified Parties") harmless from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any breach by Abbott of any of its representations, warranties or obligations pursuant to this Agreement or
(ii) personal injury from the development, manufacture, use, sale or other disposition of Compound by Abbott, its Affiliates, licensees or collaborators. In the event of any such claim against the CTI Indemnified Parties by any Third Party, CTI shall promptly notify Abbott in writing of the claim and Abbott shall manage and control, at its sole expense, the defense of the claim and its settlement. The CTI Indemnified Parties shall cooperate with Abbott and may, at their option and expense, be represented in any such action or proceeding. Abbott shall not be liable for any litigation costs or expenses incurred by the CTI Indemnified Parties without Abbott prior written authorization. In addition, Abbott shall not be responsible for the indemnification of any CTI Indemnified Party arising from any negligent or intentional acts by such Party, or as the result of any settlement or compromise by the CTI Indemnified Parties without Abbott prior written consent.

         11.3 Insurance. Each Party shall, at its sole cost and expense, obtain and keep in force general liability insurance with product liability limits of Seven Million Five Hundred Thousand U.S. Dollars (U.S. $7,500,000) in the aggregate and general liability, including, without limitation coverage for bodily injury, death and property damage, limits of One Million US. Dollars (U.S. $1,000,000) in the aggregate. Within thirty (30) days after the Effective Date, each Party shall furnish to the other a certificate of insurance evidencing the insurance coverage required by this Agreement and providing for at least ten (10) days prior written notice to the other Party of any cancellation, termination, material change or reduction of such insurance coverage. During the Term, either Party may self-insure regarding the insurance requirements in accordance with this Section, provided such Party maintains a net worth as measured by its retained earnings in the amount of Five Hundred Million U.S. Dollars (U.S. $500,000,000).

12.      TERMINATION.

         12.1 Term. This Agreement shall be effective as of the Effective Date and shall remain in effect unless terminated pursuant to Section 12.3 below ("Term").

         12.2 Survival of Licenses. Upon the expiration of CTI's obligations to pay royalties to Abbott under Section 6.4 with respect to Product in each country, the licenses set forth in Article 2 shall be deemed to be perpetual, irrevocable and fully-paid up with respect to Product in such country.

         12.3     Termination.

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                  (a)      CTI shall have the right to terminate this Agreement
at any time upon sixty (60) days written notice to Abbott in CTI's sole and absolute discretion, provided that CTI shall pay Abbott Four Million United States Dollars ($4,000,000) (the "Termination Fee"), less the License Fee and any milestone payments that CTI has already made to Abbott in accordance with
Section 6.2. In the event that CTI has paid Abbott Four Million United States Dollars ($4,000,000) or more in payment of the License Fee and in milestone payments in accordance with Section 6.2, then CTI shall not owe Abbott the Termination Fee in accordance with this paragraph 12.3(a).

                  (b) Either Party may terminate this Agreement by giving to the other Party prior written notice of not less than sixty (60) days in the case of a material breach of this Agreement, and such breaching Party shall fail to cure, or commence action to cure, such breach during such sixty (60) day period. In the event of a dispute as to whether a material breach has occurred, the existence of material breach shall be determined using the ADR procedure set forth in Section 13.8 and Exhibit A. A Party's right to terminate this Agreement shall only apply if the breaching Party fails to cure such breach in the manner required by the final judgment of the ADR hearing within sixty (60) days after that judgment is rendered.

         12.4 Effect of Termination. Upon termination of this Agreement pursuant to Section 12.3:

                  (a) In the event that such termination is by Abbott pursuant to Section 12.3(b) or by CTI pursuant to Section 12.3(a), then all licenses granted to CTI shall immediately terminate and CTI shall assign to Abbott all of its right, title and interest in and to all regulatory filings and Regulatory Approvals relating to Product; or

                  (b) In the event that such termination is by CTI for a material breach of this Agreement by Abbott, then the rights of Abbott under
Section 2.4 shall immediately terminate and all licenses set forth in Section 2.1, 2.2 and 2.3 shall continue in effect. In addition, CTI's financial obligations set forth in Section 6.3 shall remain in effect and survive such termination.

         12.5 Survival. Upon termination of this Agreement for any reason, nothing in this Agreement shall be construed to release either Party from any obligations that matured prior to the effective date of expiration or termination; and Sections 12.2, 12.4 and this Section 12.5 and the following provisions shall expressly survive any such expiration or termination: Article 1, Article 2 (to the extent provided in Section 12.4), Article 6 (to the extent additional amounts are to be paid to Abbott in accordance with paragraph 12.3(a) or paragraph 12.4(b )), Article 9, Article 11 and Article 13.

13.      MISCELLANEOUS.

         13.1 Notices. Any notice required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing, delivered by facsimile (and promptly confirmed by personal delivery, first-class mail U.S. or courier), addressed to such other Party at its address and facsimile number indicated below, or to such other address and facsimile as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon the date on which the facsimile is sent by the notifying Party.

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         If to CTI:        Critical Therapeutics, Inc.
                           675 Massachusetts Avenue
                           14th Floor
                           Cambridge, Massachusetts 02139
                           Attention: Chief Executive Officer
                           FACSIMILE: 617-354-9318

                           with a copy to:

                           Hale and Dorr LLP
                           60 State Street
                           Boston, MA 02109
                           Attention: Steven D. Singer, Esq.
                           FACSIMILE: 617-526-5000

         If to Abbott:     Abbott Laboratories
                           100 Abbott Park Road
                           Dept. R432; Bldg. AP9-1
                           Abbott Park, Illinois 60064
                           Attention: John M. Leonard, MD
                           FACSIMILE: 847-937-3918

                           with a copy to:

                           Abbott Laboratories
                           100 Abbott Park Road
                           Dept. 364; Bldg. AP6D
                           Abbott Park, Illinois 60064
                           Attention: Senior Vice President,
                           Secretary and General Counsel
                           FACSIMILE: 847-938-6277

         13.2 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding its conflict of laws provisions.

         13.3 Entire Agreement. Subject to the confidentiality obligations contained in that certain Bilateral Confidentiality Disclosure Agreement dated March 5, 2003 between Abbott and CTI and that certain Bilateral Confidentiality Disclosure Agreement dated August 27, 2002 between Abbott and CTI's agent, Pleiades Consultation, Inc., an Arizona corporation, this Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All other express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

         13.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimiles of the Parties' signatures

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provided the facsimile counterpart signature pages are promptly followed by the original signature pages by overnight delivery in accordance with Section 13.1.

         13.5 Severability. If any provision of this Agreement is deemed unenforceable, the remainder of the Agreement will not be affected and, if appropriate, the Parties will attempt to replace the unenforceable provision with a new provision that, to the extent possible, reflects the Parties' original intent.

         13.6 Schedules/Exhibits. All Schedules and Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.

         13.7 Assignment. Except as expressly provided herein, this Agreement and any documents executed in connection herewith shall not be assigned by operation of law or otherwise by CTI without the prior written consent of Abbott, which consent shall not be unreasonably withheld, and any assignment without such prior written consent shall be null and void. Abbott shall notify CTI in writing of its determination to grant or withhold such consent ("Abbott Notice") within sixty (60) days of the date of CTI' s notice to Abbott of the proposed assignment of this Agreement. In the absence of such Abbott Notice within such sixty-day period, consent shall be deemed to have been granted by Abbott for purposes of this Section 13.7. Notwithstanding the foregoing, CTI may make such assignment without Abbott's consent in connection with a sale of all or substantially all of the business and assets of CTI to which the subject matter of this Agreement pertains ("change of control"), to any health care company or group of companies acting in concert for whom collective worldwide sales of pharmaceutical products in a calendar year that preceded the change of control were [**] dollars (US$[**]) or less and provided that CTI provides Abbott with reasonable prior written notice of such assignment, including, without limitation, documentation to support such assignee's sales and copies of the assignment and assumption agreement.

         13.8 Dispute Resolution. The Parties shall attempt to settle any dispute arising out of or relating to this Agreement in an amicable way. Any controversy, claim or right of termination for cause which may arise under, out of, in connection with, or relating to this Agreement, or any breach thereof, shall be settled according to the Alternative Dispute Resolution provisions attached hereto as Exhibit A.

         13.9 Independent Contractor. Subject to the terms and provisions of this Agreement, it is understood that both Parties are independent contractors and engage in the operation of their own respective businesses and neither Party is to be considered the agent of the other Party for any purpose whatsoever and neither Party has any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party. Each Party shall be fully responsible for its own employees, servants and agents, and the employees, servants and agents of one Party shall not be deemed to be employees, servants and agents of the other Party for any purpose whatsoever.

         13.10 Publicity. Within five (5) days of the Effective Date, the Parties shall jointly issue a press release in the exact form set forth in Exhibit B attached hereto ("Press Release"). Subject to Article 9, each of the Parties acknowledges that, other than the Press Release, neither the signing of this Agreement nor the relationship of the Parties under this Agreement requires a

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press release to be issued, or any other form of public disclosure to be made, by either Party under any applicable law or requirement, including but not limited to any requirement of securities law or any stock exchange or market. Other than the Press Release, neither Party shall issue any press release or any other form of public disclosure regarding this Agreement or the relationship of the Parties under this Agreement or use the name of the other Party in any press release or other publicity ("Agreement Publicity") following the Effective Date, except as required by a mandatory provision of applicable law and solely to the extent necessary to comply with such provision of law.

In the event either Party reaches the conclusion that Agreement Publicity is required after the Effective Date, such party shall inform the other Party of its conclusion and provide the other Party with the opportunity to review the Agreement Publicity and the necessity of making the Agreement Publicity at least ten (10) business days prior to the planned release of the Agreement Publicity and agrees to take such other Party's input and opinion seriously into account before releasing the Agreement Publicity.

The Parties acknowledge that either Party's failure to meet the requirements of this Section 13.10 shall constitute a material breach of this Agreement, giving the other Party the right, if such breach is not cured within the applicable cure period, to terminate this Agreement pursuant to Section 12.3(b) hereof.

         13.11 Day of Performance. If any date for performance hereunder falls on a Saturday, Sunday or other day which is a holiday under Federal law or the State of Illinois, the date for such performance shall be the next succeeding business day.

         13.12 No Consequential Damages. UNLESS RESULTING FROM A PARTY'S WILLFUL MISCONDUCT OR FROM A PARTY'S BREACH OF ARTICLE VI, NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 13.12 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT.

         13.13 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in performing any obligation under the Agreement (except for a Party's requirement to pay amounts due to the other Party in accordance with this Agreement) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as

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reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

         13.14 Exports. CTI acknowledges that the export of technical data, materials or products is subject to the exporting party receiving any necessary export authorizations, approvals, permits, licenses and consents from the Bureau of Industry and Security, and other applicable U.S. government agencies. CTI agrees not to export or re-export, directly or indirectly, any information, know-how, technical data, the direct product of such data, samples or product received or generated under this Agreement in violation of any applicable U.S. export control laws or governmental regulations. CTI agrees to obtain similar covenants from its licensees or sublicensees, as the case may be, with respect to the subject matter of this Section 13.14.

           [REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day first at written.

ABBOTT LABORATORIES                               CRITICAL THERAPEUTICS, INC.
an Illinois corporation                           a Delaware corporation

By: /s Jeffrey M. Leiden                          By: /s/ Trevor Phillips
   ------------------------------------------        ---------------------------
Name: Jeffrey M Leiden, MD, PhD                   Name: Trevor Phillips
Title: President and Chief Operating Officer,     Title: Chief Operating Officer
       Pharmaceutical Products Group

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                                   SCHEDULE 1

                                    (Patents)

COUNTRY               PATENT NO.           ISSUE DATE        EXPIRATION DATE
Australia            608,804            2 September 1991     9 February 2008
Belgium              279,263            4 August 1993        1 February 2008
Brazil               PI 1100072-4       18 May 1999          10 February 2007
Canada               1,327,204          22 February 1994     22 February 2011
France               279,263            4 August 1993        1 February 2008
Germany              279,263            4 August 1993        1 February 2008
Greece               279,263            4 August 1993        1 February 2008
Italy                279,263            4 August 1993        1 February 2008
Japan                1,862,133          8 August 1994        10 February 2008
Korea                103,306            12 August 1996       16 April 2011
Mexico               179,410            30 August 1995       10 October 2006
Netherlands          279,263            4 August 1993        1 February 2008
Singapore            9791468-3          15 May 1997          1 February 2008
Spain                279,263            4 August 1993        1 February 2008
Sweden               279,263            4 August 1993        1 February 2008
Switzerland          279,263            4 August 1993        1 February 2008
United Kingdom       279,263            4 August 1993        1 February 2008
United States        4,873,259          10 October 1989      10 December 2010

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                                   SCHEDULE 2

                              (Technology Transfer)



THIRD PARTY MANUFACTURING (TPM) OF API PHASE IT PROCESS AND CR PRODUCT
FORMULATION

THE TECHNOLOGY TRANSFER PROCESS WILL BE INITIATED WITHIN [**] OF THE AGREEMENT BEING SIGNED ("AGREED-TO START DATE") BETWEEN ABBOTT LABORATORIES (ABBOTT) AND CRITICAL THERAPEUTICS INC. (CTI)

ABBOTT SHOULD PROVIDE COMMERCIALLY REASONABLE ASSISTANCE TO FACILITATE THE TECHNOLOGY TRANSFER TO CTI AND TO CTI APPOINTED TPM OF THE API, RHODIA PHARMA SOLUTIONS (RPS), AND TO THE TPM OF THE CR FORMULATION, SKYE PHARMA AG (SKP)

API TRANSFER OF TECHNOLOGY

THE TECHNOLOGY TRANSFER OF THE API WILL BE COMPLETED WITHIN [**] OF THE AGREED-TO-START DATE.

ABBOTT WILL USE COMMERCIALLY REASONABLE EFFORTS TO PROVIDE THE MATERIALS, DOCUMENTS, DATA AND REPORTS REQUESTED FOR THE TECHNOLOGY TRANSFER AND TO ANSWER QUESTIONS RAISED BY CTI AND THE APPOINTED TPM, RPS, DURING THAT PERIOD. A MEETING WILL BE SCHEDULED BETWEEN CTI AND THE APPOINTED TPM, RPS, AND ABBOTT TECHNICAL STAFF AT A DATE AGREED UPON BY THE PARTIES


o    MATERIALS, DOCUMENTS, DATA AND REPORTS (API)
     o Reference standards, as available, at Abbott for the Phase II bulk and impurities: [**]
     o Phase II bulk drug: 3 lots of Phase II bulk expired, to be used for development work
          -    [**]
          -    [**]
          -    [**]
     o Access to the relevant original zileuton IR NDA 20-471 documents to support changes in API manufacturing process and changes of manufacturing
     o Batch records for optimized Phase II process batches. Per Abbott QA policy, either copies will be provided or CTI will be given access to review.
     o    Validation report for Phase II process
     o    Microbial data for Phase II batches
     o    Validation data for microbiological tests
     o    Stability program: forced degradation data
     o    Details of relevant critical process parameters
     o Environmental: detailed mass balance/info on composition of waste streams
     o    [**]
     o availability of technical staff to answer specific questions in the form of conference call, correspondence or other means agreed by the parties


                LIST OF REFERENCE STANDARDS AVAILABLE FROM ABBOTT

PARENT
CAT. NO.                   TYPE                      DESCRIPTION
[**]

Execution Copy

[**]


CAT NO.  TYPE     DESCRIPTION

[**]

Execution Copy

CR FORMULATION PRODUCT TRANSFER OF TECHNOLOGY

THE TECHNOLOGY TRANSFER OF THE CR PRODUCT WILL BE COMPLETED WITHIN [**] OF THE AGREED-TO-START DATE.

ABBOTT WILL USE COMMERCIALLY REASONABLE EFFORTS TO PROVIDE THE MATERIALS, DOCUMENTS, DATA AND REPORTS REQUESTED FOR THE TECHNOLOGY TRANSFER AND TO ANSWER QUESTIONS RAISED BY CTI AND THE APPOINTED TPM, SKP, DURING THAT PERIOD. A MEETING WILL BE SCHEDULED BETWEEN CTI AND THE APPOINTED TPM, SKP, AND ABBOTT TECHNICAL STAFF AT A DATE AGREED UPON BY THE PARTIES

o    MATERIALS, DOCUMENTS, DATA AND REPORTS (CR PRODUCT)

     o As available, samples of CR tablets from the production scale batches ([**]) and other production batches ([**])
     o    batch records from production scale batches mentioned above
     o    validation report [[**]]
     o    MSDS [already provided]
     o    Friability: copy of packaging and shipping studies
     o    Statistical analyses from the 12 months stability report [**]
     o    Full report from genotoxicity studies with CR degradant [**]
     o Copies of the relevant original zileuton IR NDA 20-471 documents and zileuton CR IND 47,561 to support changes in manufacturing site of the CR product and submit an NDA for zileuton CR in asthma

     o    Transfer database for Phase III clinical Trials Zileuton CR Product
          -    M95-337: Phase III pivotal Study
          -    M96-464: Long-Term Safety study
          -    Statistical Analyses
          - Full reports including Appendices and Protocols, if not already available
          -    CRFs and all relevant source documents from investigators
     o    Transfer database (safety and PK) for Biopharmaceutics Studies
          -    M95-266
          -    M95-262
          -    M96-556
          -    M97-742
          - Full Clinical and Drug Metabolism reports, including Appendices and Protocols, if not already available
          -    CRFs and all relevant source documents
     o    Analytical procedure for zileuton in plasma samples
     o Copy of full CR IND 47,561 submission and Amendments, if not already provided
     o    FDA communications and reports of serious AEs, if not already provided
     o Detailed post-marketing safety data! reports on Zyflo, specially regarding hepatic events
     o    Copy of all relevant patents as listed in Schedule 1
Availability of technical staff to answer specific questions in the form of conference call, correspondence or other means agreed by the Parties

                                                                  Execution Copy

                                    EXHIBIT A

                        (Alternative Dispute Resolution)

         The Parties recognize that from time to time a dispute may arise relating to either Party's right or obligations under this Agreement. The Parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution ("ADR") provisions set forth in this Exhibit, the result of which shall be binding upon the Parties.

         To begin the ADR process, a Party first must send written notice of the dispute to the other Party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the Parties fail to meet within such twenty-eight (28) days, either Party may initiate an ADR proceeding as provided herein. The Parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the Parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the Parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

         (a) The CPR shall submit to the Parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either Party or any of their subsidiaries or affiliates.

         (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

         (c) Each Party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a Party believes a conflict of interest exists regarding any of the candidates, that Party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any Party failing to return a list of preferences on time shall be deemed to have no order of preference.

         (d)      If the Parties collectively have identified fewer than three
                  (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the

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                  candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the Parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) -2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place at a location agreed upon by the Parties. If the Parties cannot agree, the neutral shall designate a location other than the principal place of business of either Party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each Party shall submit the following to the other Party and the neutral:

         (a) a copy of all exhibits on which such Party intends to rely in any oral or written presentations to the neutral;

         (b) a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

         (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

         (d) a brief in support of such Party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

         Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

         (a) Each Party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each Party has had the five (5) hours to which it is entitled.

         (b) Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-

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                  examination time shall be charged against the Party conducting the cross-examination.

         (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

         (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

         (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each Party may submit to the other Party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten
         (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party's proposed rulings and remedies on some issues and the other Party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

         (a) If the neutral rules in favor of one Party on all disputed issues in the ADR, the losing Party shall pay 100% of such fees and expenses.

         (b) If the neutral rules in favor of one Party on some issues and the other Party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

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9.       The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

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

                        Exhibit B (form of press release)

[Critical Therapeutics logo]

CONFIDENTIAL DRAFT

Contact:

     Trevor Phillips, Ph.D.                 or   Scott Solomon
     Vice President of Operations                Vice President
     Critical Therapeutics, Inc.                 Sharon Merrill Associates, Inc.
     617.354.9311 x226                           617.542.5300
     tphillips@criticaltherapeutics.com          ssolomon@investorrelations.com

              CRITICAL THERAPEUTICS IN-LICENSES ASTHMA DRUG PROGRAM
                            FROM ABBOTT LABORATORIES

CAMBRIDGE, MASS., DECEMBER XX, 2003 - Critical Therapeutics, Inc., a privately held biopharmaceutical company engaged in the discovery and development of products for critical care medicine, today announced that it has in-licensed certain rights to both controlled release and intravenous formulations of zileuton.

Critical Therapeutics plans to develop a controlled-release formulation of zileuton, which would allow for less frequent dosing. Abbott's immediate release formulation of the drug (Zyflo filmtab(R), zileuton tablets) received marketing approval from the US. Food and Drug Administration (FDA) in December 1996, and is used for the prevention and continuous treatment of asthma in patients 12 and older. Zyflo filmtab is not part of this agreement.

"As a drug designed to block a key mediator of inflammation, zileuton directly complements our cytokine-focused product platform," said Paul D. Rubin, M.D., Critical Therapeutics' president and chief executive officer. "We are very excited about adding zileuton to our product pipeline."

Under the agreement, Critical Therapeutics will assume all regulatory, manufacturing and marketing responsibility for the controlled-release and intravenous formulations of zileuton. Abbott will receive milestone and royalty payments based on product sales. The companies did not disclose financial terms of the agreement.

Zileuton belongs to a class of drugs known as 5-lipoxygenase (5-LO) inhibitors. The drug inhibits the production of molecules called leukotrienes, which contribute to conditions present in and around the airways of asthma patients. These conditions include swelling, bronchoconstriction and mucus secretion. Dr. Rubin oversaw the work on Zileuton while supervising global clinical and pre-clinical development at Abbott from 1987 to 1993.

"This agreement provides us with the potential of near-term revenue from a product that has already completed a Phase III program. While an immediate-release, four times a day formulation of zileuton has been previously approved and is available on the market, our goals for controlled release zileuton are far greater," Dr. Rubin said. "Based on the clinical results demonstrated in unpublished studies on the product, we see an opportunity to broaden the use of

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

CTI - ZILEUTON/2

zileuton through new indications and new formulations. From a cost-benefit perspective, our licensing agreement with Abbott is the ideal mechanism for both companies to realize an excellent return from this initiative."

Asthma affects approximately 20.3 million Americans, according to the American Academy of Asthma Allergy & Immunology. Direct health care costs for the disease exceed, $8.1 billion annually, with pharmaceuticals representing the largest share of those costs.

SAFETY INFORMATION

Zyflo Filmtab(R) (zileuton tablets) is not for use in the reversal of acute asthma attacks.

Patients with active liver disease should not take Zyflo. Liver function tests are recommended prior to and during treatment with Zyflo.

When taking Zyflo, theophylline dose should be reduced by 50% and appropriately monitored; patients taking propranolol or warfarin should be monitored and doses adjusted if necessary.

The only adverse event reported significantly more often by Zyflo patients than placebo-treated patients was upset stomach (8.2% vs. 2.9%, respectively).

Further information regarding Zyflo, including full prescribing information, is available from Abbott Medical Information by calling 800-633-9110.

CRITICAL THERAPEUTICS

Critical Therapeutics, Inc. is a privately held biopharmaceutical company focused on critical care medicine. CTI's mission is the discovery, development and commercialization of novel therapies for the treatment of acute trauma, cardiopulmonary disease and infectious and inflammatory illness. The Company's current research and development portfolio includes HMGB-l, a pro-inflammatory substance identified as a mediator of TNF-associated tissue damage; development of small molecule and vagal nerve stimulation approaches to treat inflammation; and CTI-0l, a proprietary anti-inflammatory drug candidate currently in Phase I clinical trials. The Company is headquartered in Cambridge, Massachusetts. More information about CTI is available at www.criticaltherapeutics.com

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